UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 20, 2014

EVERCORE PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32975	20-4748747
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

55 East 52nd Street

New York, New York 10055

(Address of principal executive offices)

(212) 857-3100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2014, the Board of Directors (the “Board”) of Evercore Partners Inc. (the “Company”) increased the size of the Board to nine members and appointed Willard J. Overlock, Jr. a director of the Board and member of the Board’s Compensation Committee and Audit Committee.

There is no agreement, arrangement or understanding with any person pursuant to which Mr. Overlock was selected as a director, and Mr. Overlock is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Overlock retired in 1996 from a career in investment banking. Mr. Overlock also is a trustee of Rockefeller University, a member of the Board of Directors of Becton, Dickinson and Company, a member of the Board of Overseers at Columbia Graduate School of Business, and chairman of The Albert and Mary Lasker Foundation.

In connection with his appointment, and pursuant to the Company’s compensation policy for non-management directors, Mr. Overlock will be granted a one-time award of restricted stock units (“RSUs”) with a value of $50,000, which vests on the second anniversary of the grant date, and will be granted an annual RSU grant with a value of $40,000, which vests on the first anniversary of the grant date. In the case of such RSU grants, shares will be deliverable upon vesting and will be eligible for net settlement for withholding tax purposes. Mr. Overlock will also receive the standard non-management director compensation arrangement, consisting of a prorated portion of the $70,000 annual retainer payable, at Mr. Overlock’s election, all in cash or half in cash and half in the Company’s Class A common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EVERCORE PARTNERS INC.

By:	/S/ ADAM B. FRANKEL
Name:	Adam B. Frankel
Title:	General Counsel

Dated: October 23, 2014

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